Exhibit 4.17

Loan Contract

Contract No.:

☐ This contract is a specific contract under the “Credit Agreement” numbered __________ (if applicable, mark “√” in the “☐”).

Lender: __________________________ (hereinafter referred to as Party A)

Borrower: ________________________ (hereinafter referred to as Party B)

Party B has applied to Party A for a loan, and Party A, upon review, agrees to grant this loan. Both Party A and Party B, in accordance with relevant legal provisions and after full negotiation, have reached an agreement on the following terms and hereby enter into this contract.

1. Currency and Amount of the Loan

Currency: __________ (in words) __________ Yuan (in full).

2. Purpose of the Loan

This loan is a working capital loan and may only be used for ______________. Without the prior written consent of Party A, Party B shall not divert it for other purposes.

3. Loan Term

The loan term is __________, commencing from the actual disbursement date of the loan, as specified in the loan receipt (or Party A’s system records).

During the loan term, Party A may disburse the loan in installments based on Party B’s actual funding needs. The specific amount and start/end dates of each installment shall be as recorded in the loan receipt (or Party A’s system).

☐ Party A has the right to require Party B to repay the loan in installments according to the following schedule during the loan term (if this clause applies, mark “√” in the “☐”):

[Schedule to be filled in].

4. Account Information

☐ 4.1 Special Loan Account (mark “√” in the “☐” if this clause applies)

All disbursements and external payments of the loan funds under this contract must be processed through the following account:

●	Account Name:

●	Account Number:

●	Bank of Deposit:

4.2 Fund Return Account

4.2.1 Both Party A and Party B agree to designate the following account as Party B’s fund return account:

●	Account Name:

●	Account Number:

●	Bank of Deposit:

4.2.2 Monitoring requirements for this account are as follows:

Party A has the right to recall the loan early based on the status of fund returns to this account. When funds are returned to this account, the corresponding loan amount may be deemed due early, and Party A has the right to directly deduct funds from this account to repay that portion of the loan.

4.2.3 Party B shall provide quarterly statements of the inflows and outflows of the above account and cooperate with Party A in monitoring the account and returned funds.

5. Loan Interest Rate and Interest

5.1 Determination of RMB Loan Interest Rate During the Contract Term (if applicable, mark “√” in the “☐”):

5.1.1 This loan adopts (select one by marking “√”):

☐ Fixed Interest Rate ☐ Floating Interest Rate

If this loan adopts a floating interest rate, the floating cycle shall be ______ months/days, and the benchmark interest rate applicable within each floating cycle shall be determined in accordance with Clause 5.1.4.

5.1.2 The interest rate is based on:

☐ The Loan Prime Rate (LPR) for ☐ 1-year / ☐ over 5-year term, as published by the National Interbank Funding Center one working day prior to the pricing date, as the benchmark interest rate, ☐ plus / ☐ minus ______ basis points (BPs);

OR

☐ ______________ as the benchmark interest rate, ☐ plus / ☐ minus ______ basis points (BPs), OR ☐ increased / ☐ decreased by ______%.

The agreed floating percentage above or below the benchmark interest rate (hereinafter referred to as the “floating percentage”) or the addition/subtraction of basis points (hereinafter referred to as “basis points”) refers to the floating percentage and/or basis points determined at the time of signing this contract. In case of any discrepancy between the interest rate terms agreed herein and those recorded in the loan receipt (or Party A’s system), the latter shall prevail.

5.1.3 The pricing date refers to the reference date used to determine the benchmark interest rate for the loan term or floating cycle. For a fixed interest rate loan, the pricing date is the actual disbursement date. For a floating interest rate loan, the pricing date shall be determined in accordance with Clause 5.1.4.

5.1.4 The actual disbursement date of the loan is the pricing date for the first floating cycle. Thereafter, the first day of each subsequent floating cycle shall be the pricing date for that cycle.

5.1.5 During the loan term, if the People’s Bank of China adjusts loan interest rate regulations, such regulations shall apply.

5.1.6 Unless otherwise specified, the RMB loan interest rate under this contract shall be calculated using the simple interest method.

5.1.7 Interest calculation and settlement method: Interest shall accrue from the date the loan is credited to Party B’s account, based on the actual disbursement amount and the number of days the funds are utilized. The interest settlement date is:

☐ 20th of each month / ☐ 20th of the last month of each quarter / ☐ loan maturity date / ☐ other date: ______________.

The daily interest rate for RMB = annual interest rate / 360.

If the loan maturity date falls on a public holiday, the loan shall automatically be extended to the first working day following the holiday, with interest calculated based on the actual number of days the funds are utilized.

5.2 Determination of Foreign Currency Loan Interest Rate (select option A/B/C/D):

A. Based on the ______-month/day __________ (term interest rate, to be specified based on the applicable pricing benchmark) for the same currency as the loan, ☐ plus / ☐ minus ______ basis points (BPs), with the spread remaining unchanged during the contract term. The pricing benchmark interest rate shall be determined as follows: The first interest determination date is ☐ the actual disbursement date / ☐ other date: ______ [Year] [Month] [Day]. Subsequent adjustments to the pricing benchmark shall follow option (a/b):

a. Subsequent adjustments shall occur every ______ months/days as the floating cycle, with the benchmark interest rate for each floating cycle determined in accordance with Clause 5.2.2. The first interest determination date is the start of the first floating cycle, and the first day of each subsequent floating cycle is the interest determination date for that cycle.

b. No adjustments during the entire financing term.

If the applicable benchmark interest rate is negative during an interest calculation cycle, the benchmark interest rate for that cycle shall be deemed 0. The pricing benchmark applicable on the interest determination date shall be determined per Clause 5.2.2.

B. Based on the __________ (overnight interest rate, to be specified based on the applicable pricing benchmark) applicable to each interest calculation day (i.e., each calendar day during the loan term), ☐ plus / ☐ minus ______ basis points (BPs), with the spread remaining unchanged during the contract term. Party A shall determine the interest rate for each interest calculation day based on the applicable pricing benchmark and the aforementioned spread. The first interest determination date is the actual disbursement date, with subsequent interest determination dates being each interest calculation day following the first date. If the applicable pricing benchmark is negative on an interest calculation day, the benchmark interest rate for that day shall be deemed 0. The pricing benchmark applicable on the interest determination date shall be determined per Clause 5.2.2.

C. Fixed interest rate of ______% per annum, remaining unchanged during the contract term.

D. Other: ______________.

5.2.1 Interest calculation and settlement method for foreign currency loans: Unless otherwise agreed in this contract, foreign currency loans under this contract shall be calculated using the simple interest method. Interest shall accrue daily from the actual disbursement date, settled:

☐ monthly / ☐ quarterly / ☐ semi-annually / ☐ annually / ☐ in full upon maturity.

Principal and interest shall be settled in full upon maturity. The conversion between daily and annual interest rates shall be determined by Party A in accordance with international practices for the relevant currency.

5.2.2 Applicable pricing benchmark on the interest determination date: For interest rates determined under options A or B, the pricing benchmark applicable on the interest determination date (T day; if T day is not a working day, the most recent prior working day shall be T day) shall be the interest rate value corresponding to the pricing benchmark for the loan currency under this contract, as displayed on the __________ financial terminal page, for T minus ______ working days. The aforementioned working days refer to those in the location of the authority managing the pricing benchmark for the loan currency.

5.2.3 Interest settlement dates: Monthly settlement on the 20th of each month; quarterly settlement on the 20th of the last month of each quarter; semi-annual settlement on June 20 and December 20 each year; annual settlement on December 20 each year. For loans settled in full upon maturity (i.e., principal and interest together), if involving early or partial repayment, the interest corresponding to the principal must be settled in full at that time. If the loan maturity date falls on a Chinese public holiday, the loan shall automatically be extended to the first working day following the holiday, with interest calculated based on the actual number of days the funds are utilized.

5.3 Interest Settlement Periods

The first interest settlement period runs from the actual disbursement date to the first interest settlement date; the last interest settlement period runs from the day following the end of the previous interest period to the final repayment date; other interest settlement periods run from the day following the end of the previous interest period to the next interest settlement date. For loans with interest settled in full upon maturity, the interest settlement period runs from the date the loan is credited to Party B’s account to the final repayment date.

5.4 Other Provisions

If the floating interest rate pricing benchmark under this contract undergoes significant changes, the matter shall be handled in accordance with the effective market rules at that time. If Party A requires Party B to sign a supplementary agreement regarding related matters, Party B shall cooperate accordingly.

5.5 Party A has the right to periodically or irregularly adjust the benchmark interest rate or interest rate pricing method based on changes in national policies, domestic and international market conditions, or Party A’s own credit policies. Such adjustments shall take effect after Party A notifies Party B (notification methods include announcements at Party A’s outlets or on China Merchants Bank’s official website, or sending notices to any contact address/method pre-provided by Party B in this contract). The specific benchmark interest rate, floating percentage, and/or basis points for newly drawn loans by Party B, as well as loans drawn and outstanding prior to the effective date of the notice, shall be implemented as per Party A’s notice. If Party B does not accept the adjustment, it may repay the loan early; otherwise, it shall be deemed to have accepted the adjustment as notified. In case of any inconsistency with other provisions of this contract, this clause shall prevail.

5.6 If Party B fails to use the loan in accordance with the agreed purpose, the portion misused shall, from the date of misuse, accrue penalty interest at a rate 100% above the original interest rate. The original interest rate refers to the loan’s applicable interest rate as agreed in this contract.

If Party B fails to repay the loan on time, the overdue portion shall, from the date of default, accrue overdue interest (i.e., penalty interest) at a rate 50% above the original interest rate. The original interest rate refers to the contractually applicable interest rate prior to the maturity date (including early maturity; for floating rates, the rate applicable in the last floating cycle before maturity).

If the loan is both overdue and misused, the higher of the above penalty rates shall apply.

5.7 Interest payment: Party B must pay interest on each interest settlement date. Party A may directly deduct the payable interest from any account held by Party B at China Merchants Bank. If the final repayment date of the loan principal does not coincide with an interest settlement date, that repayment date shall be deemed the final interest payment date, and Party B shall pay all interest corresponding to the loan principal on that date. If Party B fails to pay interest on time, compound interest shall accrue on the unpaid interest (including penalty interest) at the overdue loan interest rate specified in this clause.

6. Early Repayment

6.1 If Party B applies for early repayment, it shall submit a written application to Party A at least 7 working days prior to the planned early repayment date and pay an early repayment penalty (except for Party B if it is a small or micro-enterprise under national standards). The early repayment penalty = early repayment amount × penalty rate. The specific penalty rate shall be determined by Party A based on the loan term agreed in this contract and the loan’s actual duration. After Party A reviews and approves Party B’s early repayment application and notifies Party B in writing of the specific penalty rate, Party B shall pay the full early repayment penalty to Party A within the time required by Party A; otherwise, Party A retains the right to reject the early repayment application. Party A has the right, but not the obligation, to waive or reduce the early repayment penalty at its discretion based on factors such as the remaining loan term at the time of early repayment.

6.2 For early repayment by Party B, the interest rate shall still be calculated as stipulated in this contract, and the payable interest shall be computed based on the actual loan duration.

7. Party B’s Obligations as Required by Party A

(Select applicable options by marking “√” in the “☐” based on actual circumstances):

☐ Insure its core assets, designating Party A as the first-priority beneficiary;

☐ Refrain from selling or mortgaging assets specified by Party A, namely ______________, until the loan is fully repaid;

☐ Restrict dividend distributions to its shareholders during the loan term as follows, per Party A’s requirements: ______________.

Party B shall ensure that its financial indicators during the loan term meet the following minimum requirements: ______________.

8. Guarantee Provisions

8.1 All debts owed by Party B to Party A under this contract shall be secured by property mortgage/pledge or joint and several guarantees provided by Party B or a third party approved by Party A. Party B or the third-party guarantor shall issue or sign separate guarantee documents as required by Party A.

8.2 If this contract is a specific contract under a “Credit Agreement,” the debts hereunder shall automatically fall within the scope of guarantees provided by guarantors who have signed a maximum-amount mortgage/pledge contract with Party A or issued an irrevocable maximum-amount guarantee letter to Party A.

8.3 Where a guarantor provides real estate mortgage security for all debts owed by Party B to Party A under this contract, if Party B becomes aware that the mortgaged property has been or may be included in a government demolition or expropriation plan, Party B shall immediately notify Party A and urge the mortgagor to continue securing Party B’s debts with compensation provided by the demolition party, in accordance with the mortgage contract, and promptly complete the relevant guarantee procedures, or provide other security measures acceptable to Party A as required.

8.4 If the guarantor fails to sign the guarantee documents or complete the guarantee procedures as required (including situations where the debtor of pledged accounts receivable raises defenses against the accounts receivable prior to the pledge), Party A has the right to refuse to disburse the loan to Party B.

9. Preconditions for Loan Disbursement

The disbursement of the loan (including each installment if disbursed in phases) under this contract is subject to Party B meeting the following conditions. If Party B fails to satisfy any of these conditions, Party A has the right to refuse disbursement:

9.1 Party B has provided the relevant documents as required by this contract;

9.2 Party B has cooperated with Party A’s supervision and inspection as required by this contract;

9.3 For loans already disbursed, Party B has fulfilled its repayment obligations in full and on time;

9.4 Party B has not committed any breach of this contract;

9.5 Party B’s credit status, profitability, and debt repayment capacity have not declined;

9.6 Party B has not violated any other provisions of this contract.

These preconditions are established to protect Party A’s rights, and Party A reserves the right to unilaterally adjust the requirements for these preconditions.

10. Rights and Obligations of Party B

10.1 Rights of Party B:

10.1.1 The right to draw and use the full loan amount as stipulated in this contract;

10.1.2 The right to require Party A to keep Party B’s production, operation, property, and account information confidential, except as otherwise provided in this contract;

10.1.3 The right to transfer debts to a third party with Party A’s prior written consent.

10.2 Obligations of Party B:

10.2.1 Provide truthful documents and information as required by Party A (including but not limited to authentic financial records/statements and annual financial reports on a cycle required by Party A, significant decisions and changes in production, operation, and management, withdrawal/usage information, and information related to collateral), as well as details of all bank accounts, account numbers, and deposit/loan balances, and cooperate with Party A’s investigations, reviews, and inspections;

10.2.2 Accept Party A’s supervision of the use of loan funds and related production, operation, and financial activities, and promptly adopt reasonable measures in response to Party A’s suggestions or requirements;

10.2.3 Use the loan strictly in accordance with the purpose agreed in this contract and comply with Party A’s requirements regarding loan fund payment management;

10.2.4 Repay the loan principal, interest, and fees in full and on time as stipulated in this contract;

10.2.5 Obtain Party A’s written consent before transferring all or part of the debts under this contract to a third party;

10.2.6 Immediately notify Party A and cooperate with Party A to implement measures ensuring the full and timely repayment of the loan principal, interest, and all related fees as required by Party A in the event of the following:

10.2.6.1 Significant financial losses, asset losses, or other financial crises;

10.2.6.2 Providing loans or guarantees for the benefit of a third party or to protect a third party from losses, or providing mortgage/pledge guarantees with its own property (rights) (or property/rights owned by its actual controller or affiliates);

10.2.6.3 Decline in credit status or weakening of profitability in core business;

10.2.6.4 Suspension of operations, revocation or cancellation of business license, application or being applied for bankruptcy, dissolution, delisting, or changes in critical company information such as name, registered address, operating location, beneficial owner, or changes in controlling shareholder/actual controller;

10.2.6.5 Major crises in the operations or finances of its controlling shareholder, actual controller, or other affiliates affecting normal operations; or changes in legal representative/key personnel, directors, or senior management, or penalties/restrictions on personal freedom by competent authorities due to legal or disciplinary violations, or disappearance for over 7 days, potentially affecting normal operations;

10.2.6.6 Significant related-party transactions with its controlling shareholder, other affiliates, or actual controller amounting to more than 10% of Party B’s net assets (notification shall at least include the relationship between the parties, transaction details, amount or proportion, and pricing policy, including transactions with no or nominal amounts);

10.2.6.7 Any litigation, arbitration, or criminal/administrative penalties with significant adverse effects on its operations or financial condition;

10.2.6.8 Party B or its actual controller engaging in large-scale usurious lending; or adverse records such as loan rollovers, overdue payments, or interest arrears at other banks; or internal funding chain disruptions or debt crises among Party B’s affiliates; or potential money laundering or sanctions compliance risks posed by Party B, its key stakeholders, or subsidiaries; or suspension/delay of Party B’s projects or significant investment failures;

10.2.6.9 Other significant events that may affect the debt repayment capacity of Party B and/or its controlling shareholder/actual controller.

10.2.7 Refrain from neglecting the management or collection of its due receivables or disposing of major existing assets gratuitously or otherwise improperly;

10.2.8 Obtain Party A’s prior written consent before undertaking mergers, divisions, reorganizations, joint ventures (partnerships), property transfers, shareholding reforms, or significant actions such as external investments, providing guarantees, or substantially increasing debt financing that may affect its debt repayment capacity;

10.2.9 Ensure that its settlement, payment, and other income/expenditure activities are primarily conducted through bank settlement accounts opened with Party A. During the loan term, the proportion of settlement transactions in the designated account shall at least match the proportion of Party A’s financing to Party B relative to Party B’s total financing from all banks;

10.2.10 Where Party B (or a third party) provides pledges such as cash deposits, certificates of deposit, or bills, if the value of the collateral falls below 105% of the corresponding business amount due to exchange rate fluctuations, Party B shall, at Party A’s request, supplement the cash deposit or provide additional guarantees.

11. Rights and Obligations of Party A

11.1 Rights of Party A:

11.1.1 Require Party B to repay the loan principal, interest, and fees in full and on time;

11.1.2 Require Party B to provide loan-related information;

11.1.3 Understand Party B’s production, operation, and financial activities;

11.1.4 Supervise Party B’s use of the loan in accordance with the purpose agreed in this contract;

11.1.5 Monitor Party B’s accounts opened with Party A and delegate other China Merchants Bank institutions outside Party A to monitor Party B’s accounts, controlling loan fund payments in accordance with the agreed purpose and scope; unilaterally suspend or restrict Party B’s corporate online banking, mobile app, or other online functions (including but not limited to disabling such functions, presetting payee lists, single payment limits, or periodic payment limits), restrict other electronic payment channels, sale of settlement vouchers, counter payments and transfers, and non-counter channels such as telephone banking or mobile banking;

11.1.6 Directly deduct funds from any account opened by Party B at any China Merchants Bank institution to repay debts owed by Party B under this contract and related specific business documents (for non-RMB debts, Party A may purchase foreign exchange or conduct forex transactions at the exchange rate published by Party A at the time of deduction to repay principal, interest, and fees);

11.1.7 Transfer its claims against Party B and notify Party B of the transfer or conduct debt collection by means deemed appropriate by Party A, including but not limited to fax, mail, personal delivery, or public media announcements;

11.1.8 In buyer’s credit with seller-paid interest or seller’s credit with buyer-paid interest, refuse to disburse the loan to Party B until receiving a “Letter of Interest Payment Commitment” from the seller/buyer;

11.1.9 Recall the loan early based on Party B’s fund return status;

11.1.10 Monitor Party B’s accounts and delegate other China Merchants Bank institutions outside Party A to monitor Party B’s accounts, controlling loan fund payments in accordance with the agreed purpose and scope;

11.1.11 Upon discovering any circumstance under Clause 10.2.6, require Party B to implement measures ensuring the safe repayment of the loan principal, interest, and all related fees as per Party A’s requirements, or directly take one or more remedies for breach as stipulated in the “Breach Events and Handling” clause of this contract;

11.1.12 Report Party B’s newly incurred hidden local government debt to regulatory authorities;

11.1.13 Other rights stipulated in this contract.

11.2 Obligations of Party A:

11.2.1 Disburse the loan to Party B in accordance with the conditions stipulated in this contract;

11.2.2 Keep Party B’s financial, production, and operational information confidential, except as otherwise required by laws, regulations, regulatory authorities, or when provided to Party A’s superior or subordinate entities, or external auditors, accountants, or lawyers under the same confidentiality obligations.

12. Special Warranties of Party B

12.1 Party B is a legally established and validly existing entity with corporate status under Chinese law, with authentic, lawful, and valid registration and annual report procedures, and possesses full civil capacity to sign and perform this contract.

12.2 The signing and performance of this contract have been fully and effectively authorized by its board of directors or other competent authority, and this contract is legally binding on Party B from the date of signing.

12.3 The loan business and borrowing matters comply with legal and regulatory requirements. The loan shall not be used for shareholder dividends, bonus payments, fines, or investments in financial assets, fixed assets, equity, securities trading, futures, or real estate; nor for mutual lending to obtain illegal profits; nor for areas or purposes prohibited by the state; nor for purposes other than those specified in this contract.

12.4 Where loan funds are paid autonomously by Party B, Party B shall periodically (at least monthly) provide Party A with a summary report on the payment status. Party A has the right to verify compliance with the agreed purpose through account analysis, voucher inspection, on-site investigation, etc.

12.5 If Party B uses online banking for loan payments with Party A’s consent, Party B is obliged to accept restrictions imposed by Party A on online banking, including presetting payee lists, single payment limits, and periodic payment limits.

12.6 All documents, information, and certificates provided by Party B regarding itself, guarantors, mortgagors/pledgors, and collateral are true, accurate, complete, and valid, without material errors or omissions of significant facts.

12.7 At the time of signing this contract, there are no lawsuits, arbitrations, or criminal/administrative penalties with significant adverse effects on Party B or its major assets, and none shall occur during the contract term. If such events occur, Party B shall immediately notify Party A.

12.8 Party B strictly complies with national laws and regulations in its operations, conducts business within the scope specified in its “Enterprise Legal Person Business License,” and completes enterprise registration, annual reporting, and term extension procedures on time.

12.9 Maintain or improve current operational and management levels, ensure the preservation and appreciation of existing assets, refrain from waiving any due receivables, and avoid disposing of major existing assets gratuitously or improperly.

12.10 Party B warrants that it has no performance obligations under external guarantees for domestic loans. If such situations arise, Party B shall promptly notify Party A, and Party A may suspend signing new external guarantee contracts or processing new withdrawals. Party B warrants that, in case of guarantee performance, the sum of outstanding principal and existing external liabilities shall not exceed its cross-border financing risk-weighted balance, with Party B bearing any risks arising from exceeding this limit.

12.11 Party B’s Declarations and Warranties on Environmental, Social, and Governance (ESG) Risks

ESG risks refer to potential risks related to environmental, social, and governance factors in the construction, production, and operational activities of Party B, its affiliates, major contractors, and suppliers, including ecological protection, environmental pollution, climate change, biodiversity, water resource use, workplace safety, occupational health, gender equality, employee rights, land acquisition, demolition, and resettlement. Regarding ESG risk management, Party B declares and warrants as follows:

12.11.1 Establish and maintain an internal ESG risk management system that complies with legal and regulatory requirements and is effectively implemented;

12.11.2 Ensure all ESG-related actions and performance are compliant, with no significant lawsuits, arbitrations, or legal proceedings related to ESG risks;

12.11.3 Establish an emergency response mechanism and measures for ESG risk incidents, designate a specific department and/or personnel to handle ESG matters, and specify responsibilities, obligations, and penalties in internal policies; respond appropriately or take necessary actions in the face of strong public or stakeholder concerns about Party B’s ESG risk management;

12.11.4 Urge affiliates, major contractors, and suppliers to strengthen management to prevent their ESG risks from affecting Party B;

12.11.5 Submit ESG risk reports as required by Party A, cooperate with Party A or its approved third parties in ESG risk assessments, and promptly notify Party A of ESG risk control matters, including but not limited to permits, approvals, and authorizations during project commencement, construction, operation, and closure; assessments or inspections by ESG regulatory authorities or their approved entities; construction and operation of environmental facilities; pollutant emissions and compliance; employee safety and health; significant complaints or protests from neighboring communities; major ESG claims; and other significant ESG-related matters as deemed by Party A;

12.11.6 Comply with and urge affiliates, major contractors, and suppliers to comply with laws and regulations on ecology, environment, land, health, and safety in the project’s jurisdiction, adhere to relevant international practices or standards, and ensure project management aligns substantially with international best practices;

12.11.7 Fulfill other obligations deemed by Party A to be related to ESG risk control.

12.12 Party B warrants compliance with national regulatory requirements on hidden local government debt and shall not illegally incur additional hidden local government debt after signing this contract. Hidden local government debt in this contract refers to:

12.12.1 Debt identified as hidden by national financial or audit authorities;

12.12.2 Debt not yet identified as hidden but incurred beyond statutory government debt limits, actually repaid with fiscal funds or supported by credit (including guarantees or repurchases).

12.13 Party B shall strictly comply with and implement national anti-money laundering policies and regulations in its operations and adhere to Party A’s anti-money laundering rules as required.

12.14 At the time of signing and performing this contract, Party B has not experienced any significant events affecting its ability to fulfill obligations hereunder.

13. Withdrawal and Use of the Loan

13.1 Methods of Loan Utilization by Party B:

The loan under this contract may be utilized through autonomous payment or entrusted payment.

13.1.1 Autonomous Payment:

Autonomous payment refers to Party A disbursing loan funds to Party B’s account based on Party B’s withdrawal application, after which Party B independently pays its transaction counterparties in accordance with the agreed purpose.

13.1.2 Entrusted Payment:

Entrusted payment refers to Party A, based on Party B’s withdrawal application and payment entrustment, paying loan funds through Party B’s account to Party B’s transaction counterparties in accordance with the agreed purpose.

13.1.3 Party B must unconditionally adopt entrusted payment in full under the following circumstances:

13.1.3.1 Single payment to a single transaction counterparty exceeding RMB 10 million (or equivalent in foreign currency);

13.1.3.2 Required by Party A based on regulatory requirements or risk management needs.

13.1.4 For entrusted payment, external payments after loan disbursement must be approved by Party A. Party B shall not circumvent Party A’s supervision through online banking, reverse check issuance, or splitting payments.

13.2 When withdrawing the loan, Party B shall submit a withdrawal application (which may bear Party B’s official seal or pre-registered seal with Party A), a loan receipt, and additional documents required by Party A based on the autonomous or entrusted payment method. Otherwise, Party A has the right to reject the withdrawal application. Party B shall bear any delays or failures in fund payments due to inaccurate or incomplete payment information provided, and Party A shall not be liable for any resulting breaches or losses to Party B’s transaction counterparties.

13.3 Upon receipt and approval of the above documents, Party A shall disburse the loan. The actual disbursement amount, start/end dates, purpose, interest rate, and other details of each loan/withdrawal shall be as recorded in the loan receipt (or Party A’s system). Any matters not specified therein shall remain subject to this contract’s provisions. For loan funds under entrusted payment, Party B authorizes Party A to pay the funds through Party B’s account to its transaction counterparties on the disbursement date (or the next working day).

14. Loan Extension

If Party B cannot repay the loan under this contract on time and requires an extension, it shall submit a written application to Party A one month prior to the contract’s maturity date. If Party A approves the extension after review, both parties shall separately sign an extension agreement. If Party A does not approve the extension, this contract remains effective, and Party B shall repay the utilized loan and accrued interest as stipulated herein.

15. Fees

☐ 15.1 Insurance Fees (if Party B is required to purchase accident insurance with Party A as the first beneficiary, mark “√” in the “☐” to indicate the applicable cost-sharing method):

☐ Party A bears the cost.

☐ Party A and Party B share the cost as follows: Party A ___%, Party B ___%.

☐ 15.2 Notary Fees for Compulsory Enforcement (excluding fees for issuing compulsory enforcement certificates; mark “√” in the “☐” to indicate the applicable cost-sharing method):

☐ Party A bears the cost.

☐ Party A and Party B share the cost as follows: Party A ___%, Party B ___%.

15.3 For other services provided by third parties, the related fees shall be borne by the delegating party. If both parties jointly delegate, each shall bear 50%.

If Party B fails to repay the loan principal, interest, and fees on time, all expenses incurred by Party A to enforce its claims (e.g., legal fees, litigation fees, travel expenses, fees for issuing compulsory enforcement certificates) shall be fully borne by Party B. Party B authorizes Party A to deduct such amounts directly from its bank accounts. If the deducted amount is insufficient, Party B guarantees to repay the shortfall upon Party A’s notice without requiring any proof from Party A.

16. Breach Events and Handling

16.1 Breach Events by Party B:

Party B shall be deemed in breach under any of the following circumstances:

16.1.1 Any warranties provided by Party B under this contract are untrue or incomplete, or Party B breaches or fails to fulfill its warranties;

16.1.2 Party B fails to use the loan for the agreed purpose, repay the principal, interest, or fees on time as stipulated, use the fund return account funds as required by Party A, accept Party A’s supervision, or promptly rectify issues upon Party A’s request;

16.1.3 Party B commits a material breach under a legally valid contract with another creditor, unresolved within three months of the breach; or any affiliate of Party B commits a material breach against China Merchants Bank or another creditor, unresolved within three months, which Party A reasonably determines may adversely affect Party B’s performance (regardless of whether Party B breaches this contract). A material breach refers to a breach enabling the creditor to claim over RMB 1 million from Party B;

16.1.4 Party B breaches other obligations under this contract, or Party A reasonably determines that Party B’s credit status has declined, its operational or financial condition has significantly deteriorated, loan fund usage is abnormal, or other circumstances may affect Party A’s realization of its claims;

16.1.5 Party B uses the loan in a “split payment” manner to circumvent the requirement that Party B delegate Party A to make external payments;

16.1.6 If Party B is a listed company (or NEEQ-listed enterprise) or intends to apply for listing/NEEQ listing, it delists, faces significant obstacles or suspension in its listing/NEEQ application, receives three or more regulatory warnings, corrective orders, or restrictions on securities account transactions, or faces disciplinary actions or delisting;

16.1.7 As a supplier to a government procurement entity, the government entity delays payments for three consecutive or cumulative periods, posing risks to Party A’s credit, or Party B is disqualified as a supplier (entering a government procurement blacklist), delays deliveries, provides unstable product quality, faces operational difficulties, exhibits clear financial deterioration (insolvency), or halts projects;

16.1.8 Party B’s financial indicators fail to continuously meet the requirements of this contract, or any preconditions for Party A’s loan/financing to Party B (if any) are not continuously satisfied;

16.1.9 Party B fails to diligently fulfill or meet its ESG risk management declarations and warranties, is penalized by regulatory authorities for poor ESG risk management, faces strong public/media scrutiny, or commits other ESG-related breaches, including breaches by Party B, its affiliates, major contractors, or suppliers of ESG commitments with their creditors;

16.1.10 Party B uses related-party transactions to harm or evade Party A’s or other China Merchants Bank institutions’ claims; related-party transactions refer to resource or obligation transfers between related parties, whether or not payment is involved;

16.1.11 Party B or its legal representative is listed as a dishonest judgment debtor;

16.1.12 Other circumstances Party A deems harmful to its legitimate rights and interests.

16.2 Breach Events by Guarantors:

If a guarantor experiences any of the following, and Party A believes it may affect the guarantor’s guarantee capacity, requests the guarantor to eliminate the adverse impact, or requires Party B to enhance/replace guarantee conditions, and the guarantor and Party B fail to cooperate, it shall be deemed a breach:

16.2.1 Any circumstance similar to Clause 10.2.6 occurs, or Clause 10.2.8 is violated without Party A’s consent;

16.2.2 The guarantor conceals its actual guarantee capacity when issuing an irrevocable guarantee letter or lacks authorization from a competent authority;

16.2.3 The guarantor fails to complete registration, annual reporting, or term extension procedures on time;

16.2.4 The guarantor neglects managing or collecting due receivables or disposes of major existing assets gratuitously or improperly;

16.2.5 The guarantor breaches any obligations, commitments, or declarations in its irrevocable guarantee letter.

16.3 Breach Events by Mortgagors/Pledgors:

If a mortgagor/pledgor experiences any of the following, and Party A believes it may render the mortgage/pledge invalid or the collateral insufficient, requests the mortgagor/pledgor to eliminate the adverse impact, or requires Party B to enhance/replace guarantee conditions, and the mortgagor/pledgor and Party B fail to cooperate, it shall be deemed a breach:

16.3.1 The mortgagor/pledgor lacks ownership or disposal rights over the collateral, or its ownership is disputed;

16.3.2 The collateral has not completed mortgage/pledge registration, or is leased, subject to residency rights, seized, detained, regulated, co-owned, subject to statutory prior rights (e.g., construction payment priority, movable property purchase price mortgage priority, seller’s retention of ownership priority, lessor’s financing lease priority), or such circumstances are concealed;

16.3.3 Without Party A’s written consent, the mortgagor transfers, leases, establishes residency rights, re-mortgages, or otherwise improperly disposes of the collateral or creates any encumbrance; or, even with Party A’s consent, fails to use the proceeds as required by Party A to repay debts owed to Party A;

16.3.4 The mortgagor fails to properly maintain or repair the collateral, causing significant depreciation, directly endangers it, reducing its value, or fails to insure/renew insurance as required by Party A during the mortgage period;

16.3.5 The collateral is or may be subject to expropriation or demolition risks, and the mortgagor fails to immediately notify Party A or fulfill obligations under the mortgage contract;

16.3.6 Where the mortgagor uses residual value mortgage security with China Merchants Bank mortgage property, the mortgagor repays its personal mortgage loan early without Party A’s consent before Party B repays debts under this contract;

16.3.7 Where the pledgor pledges financial products, the source of funds for purchasing such products is illegal/non-compliant;

16.3.8 Other events occur or may occur affecting the collateral’s value or Party A’s mortgage/pledge rights;

16.3.9 The mortgagor/pledgor breaches any obligations, commitments, or declarations in the mortgage/pledge contract.

16.4 The mortgagor/pledgor poses money laundering or sanctions compliance risks that may harm Party A’s interests.

16.5 Where the guarantee under this contract includes accounts receivable pledges, if the accounts receivable debtor experiences significant operational deterioration, transfers assets/evades debts, colludes with the pledgor to alter payment paths preventing funds from entering the designated return account, loses commercial credibility, loses or may lose performance capacity, or other significant events affecting its debt repayment capacity, Party A may require Party B to provide corresponding guarantees or new valid accounts receivable for pledge. If Party B fails to comply, it shall be deemed a breach.

16.6 Remedies Upon Breach:

Upon occurrence of any breach event above, Party A may simultaneously or separately take the following measures:

16.6.1 Modify entrusted payment conditions for loan funds or cancel Party B’s use of autonomous payment;

16.6.2 Suspend or terminate the disbursement and payment of loan funds;

16.6.3 Recall the disbursed loan principal, interest, and related fees early;

16.6.4 Require Party B to rectify the breach;

16.6.5 Downgrade Party B’s loan risk classification or reduce its credit line;

16.6.6 Directly freeze/deduct deposits in Party B’s settlement or other accounts, delegate other China Merchants Bank institutions to freeze/deduct Party B’s deposits at those institutions to repay all debts under this contract, stop opening new settlement accounts for Party B, and suspend issuing new credit cards to Party B’s legal representative;

16.6.7 Report Party B’s breach and dishonesty to credit agencies and banking associations, and share or publicize such information among banking institutions or to the public as appropriate;

16.6.8 Dispose of mortgaged/pledged collateral or pursue recourse against guarantors per guarantee documents;

16.6.9 Require Party B to provide additional acceptable property as new collateral; if Party B fails to comply, it shall pay a penalty equal to 30% of the loan amount under this contract;

16.6.10 Pursue recourse as stipulated in this contract.

16.7 Funds recovered by Party A shall be applied in the following order: fees, penalties, compound interest, penalty interest, interest, and finally loan principal, until all principal, interest, and related fees are fully repaid.

For loans disbursed in installments, recovered funds shall be applied to installments in reverse order of maturity dates, with the repayment order within each installment following the above sequence. Party A may unilaterally adjust this repayment order unless otherwise required by laws or regulations.

17. Amendment and Termination of the Contract

This contract may be amended or terminated by mutual agreement between Party A and Party B through a written agreement. Until such a written agreement is reached, this contract remains effective. Neither party may unilaterally amend, modify, or terminate this contract without authorization.

18. Miscellaneous

18.1 Changed Circumstances and Force Majeure

18.1.1 If changes in applicable laws or policies render Party A’s lending under this contract illegal, Party A may terminate this contract and declare all disbursed loans due early, and Party B shall repay them immediately as required by Party A.

18.1.2 If changes in applicable laws or policies increase Party A’s costs in fulfilling its lending obligations under this contract, Party B shall compensate Party A for such additional costs as required.

18.1.3 If either or both parties encounter force majeure during the performance of this contract, the affected party shall not be liable for losses suffered by the other party as a result, but must promptly notify the other party and take reasonable measures to prevent loss escalation; otherwise, it shall be liable for the escalated losses.

18.2 Reservation of Rights

During the effective term of this contract, any tolerance, grace period, or delay by Party A in exercising its rights or remedies due to Party B’s breach or delay shall not impair, affect, or limit Party A’s rights and remedies as a creditor under this contract and applicable laws, nor constitute permission or recognition of any breach, nor be deemed a waiver of Party A’s right to take action against existing or future breaches.

18.3 Notification

Notifications, demands, or other documents related to this contract between Party A and Party B shall be in writing (including but not limited to letters, faxes, emails, China Merchants Bank corporate online banking/mobile app platforms, SMS, or WeChat). Party B confirms its service address and method as follows:

18.3.1 Party B confirms and agrees that any contact address, email, fax number, mobile number, or WeChat ID retained in its China Merchants Bank corporate online banking/mobile app platform or specified in this contract may serve as the service address for notifications, demands, or other documents related to this contract.

18.3.2 Party B confirms and agrees: For personal delivery (including by lawyers/notaries or couriers), receipt by the recipient constitutes service (if refused, service is deemed effective on the date of refusal/return or 7 days from dispatch, whichever is earlier); for postal delivery, service is deemed effective 7 days after dispatch; for fax, email, China Merchants Bank corporate online banking/mobile app announcements/notifications, SMS, or WeChat, service is deemed effective on the date Party A’s system/equipment shows successful transmission. For Party A’s public media announcements of creditor rights transfers or debt collection, service is deemed effective on the announcement date.

18.3.3 If Party B changes its contact address, email, fax number, mobile number, or WeChat ID, it shall notify Party A in writing of the updated information within 5 working days of the change; otherwise, Party A may serve notices to the original address or information. Party B bears any resulting losses, which shall not affect the legal validity of service.

18.3.4 Judicial/arbitration documents or notarial documents served by courts, arbitration institutions, or notaries to the agreed service address in the agreed manner shall be deemed validly served (specific service standards follow the above provisions). Party B further agrees that courts may serve judicial documents electronically via platforms such as the China Judicial Process Information Network or National Unified Service Platform, with the date of successful transmission displayed on such platforms deemed the service date.

18.3.5 The service address and method agreed in this clause apply to the contract performance period, dispute resolution period, arbitration period, court proceedings (first instance, second instance, retrial), and enforcement stages.

18.4 Integral Parts of the Contract

Withdrawal applications, loan receipts, business information recorded in Party A’s system, and written supplementary agreements reached by mutual consent on unresolved or amended matters under this contract constitute integral parts of this contract.

18.5 Operational Convenience

For operational convenience, Party A’s various transaction-related operations (including but not limited to application acceptance, document review, disbursement, transaction confirmation, deduction, inquiries, receipt printing, debt collection, and fund deductions, as well as various notifications) may be handled, generated, signed, or issued by any of Party A’s branches, and such actions and documents shall be deemed Party A’s actions, binding on Party B.

18.6 Related Parties and Key Stakeholders

In corporate finance and operational decisions, if one party can directly or indirectly control, jointly control, or exert significant influence over another, or if two or more parties are controlled by the same party, they are related parties under this contract, as determined by Party A. “Key stakeholders” refer to Party B’s legal representative, authorized signatory, actual controller, beneficial owner, major investors, major investees, major creditors, or controlled entities, as determined by Party A.

18.7 Other Agreements:

[To be filled in].

19. Applicable Law and Dispute Resolution

19.1 The formation, interpretation, and dispute resolution of this contract shall be governed by the laws of the People’s Republic of China (excluding laws of Hong Kong, Macao, and Taiwan), and the rights of Party A and Party B are protected by PRC laws.

19.2 Disputes arising during the performance of this contract shall be resolved through negotiation between Party A and Party B. If negotiation fails, either party shall (select one by marking “√” in the “☐”):

☐ 19.2.1 File a lawsuit in a competent people’s court at Party A’s location;

☐ 19.2.2 File a lawsuit in a competent people’s court at the contract signing location, which is ____________;

☐ 19.2.3 Apply to ____________ (specify the arbitration institution) for arbitration under its effective arbitration rules at the time, with the arbitration location being ____________.

19.3 After this contract is notarized with compulsory enforcement effect, Party A may directly apply to a competent people’s court for compulsory enforcement to recover Party B’s overdue debts hereunder.

20. Effectiveness of the Contract

This contract shall take effect upon signing by the authorized representatives of both parties and affixing their official seals/contract-specific seals (if Party A uses an electronic seal, it takes effect upon Party A affixing its electronic seal/contract-specific seal and Party B’s authorized representative signing/affixing their name seal and official seal/contract-specific seal). It shall remain effective until all loan principal, interest, and related fees under this contract are fully repaid, at which point it shall automatically terminate.

21. Supplementary Provisions

This contract is executed in ______ originals, each with equal legal effect. Party A, Party B, and ____________, ____________ each hold one copy.

Declaration by Party B:

All terms of this contract have been fully negotiated by both parties. Party B has paid special attention to clauses that exempt or limit Party A’s liability and other terms significantly affecting Party B’s interests, and Party A has provided explanations for such clauses at Party B’s request. Party B fully and accurately understands these terms. Both signing parties have a consistent understanding of the contract terms.

(No further text below)

(Signature Section for the “Loan Contract” numbered ____________)

Party A: ____________ (Bank Seal)
Authorized Signatory (Signature/Name Seal):
Contact Address:
Company Email:
Company Fax:
Contact Person’s Mobile Number:
Company WeChat ID:

Party B: ____________ (Seal)
Authorized Signatory (Signature/Name Seal):
Contact Address:
Company Email:
Company Fax:
Contact Person’s Mobile Number:
Company WeChat ID:

Date: November 28, 2024